Exhibit 8.1

SUBSIDIARIES OF ANTELOPE ENTERPRISE HOLDINGS LTD.

As of December 31, 2022

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Success Winner Limited	British Virgin Island

Stand Best Creation Limited	Hong Kong

Antelope Enterprise (HK) Holdings Limited	Hong Kong

Vast Elite Limited	Hong Kong

Jinjiang Hengda Ceramics Co., Ltd.	People’s Republic of China

Jiangxi Hengdali Ceramic Materials Co., Ltd.	People’s Republic of China

Chengdu Future Talented Management and Consulting Co, Ltd.	People’s Republic of China

Antelope Holdings (Chengdu) Co., Ltd.	People’s Republic of China

Hainan Antelope Holdings Co., Ltd.	People’s Republic of China

Antelope Future (Yangpu) Investment Co., Ltd.	People’s Republic of China

Antelope Investment (Hainan) Co., Ltd.	People’s Republic of China

Antelope Ruicheng Investment (Hainan) Co., Ltd.	People’s Republic of China

Hainan Kylin Cloud Services Technology Co., Ltd.	People’s Republic of China

Hangzhou Kylin Cloud Services Technology Co., Ltd.	People’s Republic of China

Anhui Kylin Cloud Services Technology Co., Ltd.	People’s Republic of China

*Other subsidiaries and consolidated entities of HiTek Global Inc. have been omitted because, in the aggregate, they would not be a “significant subsidiary” as defined in rule 1-02(w) of Regulation S-X as of the end of the fiscal year covered by this report.